CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-89389 of Merrill Lynch Large Cap Series Funds, Inc. (the “Series”) on Form N-1A of our report dated December 19, 2005 for Merrill Lynch Large Cap Growth Fund, Merrill Lynch Large Cap Value Fund, and Merrill Lynch Large Cap Core Fund and of our report dated December 19, 2005 for Master Large Cap Growth Portfolio, Master Large Cap Value Portfolio, and Master Large Cap Core Portfolio both appearing in the October 31, 2005 Annual Report of Merrill Lynch Large Cap Series Funds, Inc., which are incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

February 22, 2006